Exhibit 99(a)(6)

MONTHLY SERVICER’S CERTIFICATE

(TO BE DELIVERED EACH MONTH PURSUANT TO SECTION 3.01(b)(i)

OF THE SERIES 2003-1 TRANSITION PROPERTY SERVICING AGREEMENT)

TXU ELECTRIC DELIVERY TRANSITION BOND COMPANY LLC,

Series 2003-1 Bonds

TXU Electric Delivery Company, as Servicer

Pursuant to the Series 2003-1 Transition Property Servicing Agreement dated as of August 21, 2003 (the “Series 2003-1 Transition Property Servicing Agreement”) between TXU Electric Delivery Company, as Servicer, and TXU Electric Delivery Transition Bond Company LLC, as Issuer, the Servicer does hereby certify as follows:

SERIES 2003-1 COLLECTION PERIOD: December 2005

Customer Class	a. Series 2003-1 Transition Charge in Effect	b. Series 2003-1 Transition Charge Billed	c. Actual Series 2003-1 Transition Charge Payments Received	d. Series 2003-1 Transition Charge Remittance Made to Trustee
Residential Service	$0.000598 / kWh	$1,638,240.66	$1,306,403.81	$1,306,403.81
General Service Secondary		$2,083,954.00	$1,998,402.83	$1,998,402.83
Non-demand	$0.000324 / kWh
Demand	$0.181 / kW
General Service Primary		$250,471.03	$248,026.18	$248,026.18
Non-demand	$0.000315 / kWh
Demand	$0.164 / kW
High Voltage Service	$0.121 / kW	$142,321.69	$157,063.94	$157,063.94
Lighting Service	$0.000870 / kWh	$34,719.12	$29,260.25	$29,260.25
Instantaneous Interruptible	$0.097 / kW	$91,881.49	$85,089.10	$85,089.10
Noticed Interruptible	$0.099 / kW	$87,952.46	$83,743.49	$83,743.49

Total		$4,329,540.45	$3,907.989.60	$3,907,989.60

Capitalized terms used herein have their respective meanings set forth in the Series 2003-1 Transition Property Servicing Agreement.

In WITNESS HEREOF, the undersigned has duly executed and delivered this Monthly Servicer’s Certificate this 9th day of January, 2006.

T XU ELECTRIC DELIVERY COMPANY, as Servicer

By	/s/ John M. Casey
Name:	John M. Casey
Title:	Assistant Treasurer

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